EXHIBIT 99.1

Aptose Biosciences Announces Results of Annual Meeting of Shareholders

SAN DIEGO and TORONTO, June 01, 2021 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (NASDAQ: APTO, TSX: APS), a clinical-stage company developing highly differentiated therapeutics that target the underlying mechanisms of cancer, today announced the voting results from the Company’s annual and special meeting of shareholders held today, June 1, 2021 (the “Meeting”). A total of 72.83% of the issued and outstanding common shares of the Company were represented by shareholders present or represented by proxy at the Meeting.

The Company is pleased to announce that all of the nominees listed in the proxy statement dated April 20, 2021 were elected as Directors. The results of the vote are detailed below:

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld

Ms. Carol G. Ashe	41,927,965	99.25	317,922	0.75
Dr. Denis Burger	40,351,406	95.52	1,894,481	4.48
Ms. Caroline M. Loewy	31,606,672	74.82	10,639,215	25.18
Dr. Erich Platzer	40,337,583	95.48	1,908,304	4.52
Dr. William G. Rice	41,767,537	98.87	478,350	1.13
Dr. Mark D. Vincent	40,365,017	95.55	1,880,870	4.45
Mr. Warren Whitehead	40,468,725	95.79	1,777,162	4.21

Aptose shareholders also voted in favor of the following matters:

  the re-appointment of KPMG LLP as the independent registered public accounting firm of the Company a resolution to approve Aptose’s 2021 Stock Incentive Plan a resolution to approve Aptose’s 2021 Employee Stock Purchase Plan a non-binding resolution to approve of the compensation paid to Aptose’s named executive officers a non-binding resolution on presenting future “say on pay” votes annually to shareholders

Please refer to the Company’s management proxy circular available on SEDAR at www.sedar.com or EDGAR https://www.sec.gov/edgar.shtml for more details on the matters covered at the Meeting. Final voting results on all matters voted on at the Meeting will also be filed on SEDAR and EDGAR.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing personalized therapies addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical-stage investigational products for hematologic malignancies. The first investigational product, luxeptinib, an oral, first-in-class mutation-agnostic FLT3/BTK kinase inhibitor, is in a Phase 1a/b trial in patients with relapsed or refractory B cell malignancies, including chronic lymphocytic leukemia (CLL), small lymphocytic lymphoma (SLL) and non-Hodgkin lymphoma (NHL), who have failed or are intolerant to standard therapies, and in a separate Phase 1a/b trial in patients with relapsed or refractory acute myeloid leukemia (AML). The second investigational product, APTO-253, the only known clinical stage agent that directly targets the MYC oncogene and suppresses its expression, is in a Phase 1a/b clinical trial for the treatment of patients with relapsed or refractory AML or high-risk myelodysplastic syndrome (MDS).

For further information, please contact:

Aptose Biosciences Inc.	LifeSci Advisors, LLC
Susan Pietropaolo	Dan Ferry, Managing Director
Investor Relations	617-535-7746
201-923-2049	Daniel@LifeSciAdvisors.com
spietropaolo@aptose.com